                                                                      Exhibit 18

                         LA SALLE PARTNERS FUNDS, INC.

                              Multiple Class Plan

     This Multiple Class Plan (the "Plan") is adopted by LaSalle Partners Funds, Inc. (the "Company") with respect to the classes of shares (individually, a "Class") of the separate investment series (individually, a "Portfolio") set forth in Exhibit A hereto.

     1.  Purpose.  This Plan is adopted pursuant to Rule 18f-3 under the
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Investment Company Act of 1940, as amended, for the Portfolios of the Company so that a Portfolio may issue more than one class of shares as contemplated under Rule 18f-3.

     2.  Designation of Classes.  Each Portfolio may offer two classes of
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shares:  Retail Class and Institutional Class.

     3.  Allocation of Fees and Expenses.  Distribution and shareholder services
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fees shall be allocated exclusively to a Class in accordance with the terms of the then-effective distribution or shareholder services plan for that Class.
The distribution and shareholder services fees currently authorized for each Class and Portfolio are as set forth in Exhibit A. Each Class shall bear such other expenses as are permitted to be allocated under applicable law and the governing documents of the Company.

     4.  Distribution of Shares.  Retail and Institutional Class shares may be
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sold subject to such front-end or contingent deferred sales charges, or without a sales charge, as set forth in Exhibit A.

     5.  Exchange Privileges.  A holder of Retail and Institutional Class shares
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of a Portfolio may exchange his or her shares for shares of the same Class of any other Portfolio for which such shareholder is eligible for investment. Exchanges shall be made on the basis of the relative net asset values of the shares being exchanged as next determined after receipt of the request for exchange in good order. Shares of any Class subject to a contingent deferred sales charge being which are being acquired in an exchange shall be deemed to have been acquired on the date of purchase of the exchanged shares for purposes of calculating such deferred sales charge.

     6.  Voting Rights.  Each Class of shares subject to this Plan:  (i) shall
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have exclusive voting rights on any matter submitted to shareholders relating solely its arrangement; and (ii) shall have separate voting rights on any matter submitted to a vote of shareholders in which the interests of one Class differ from the interests of any other Class.

     7.  Effective Date; Amendment.  This Plan, and any material amendment
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hereto, shall become effective following approval by a majority of the directors/trustees of the Company, and a majority of the directors/trustees who are not interested persons of the Company.


Adopted:  December __, 1997
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                                                                       EXHIBIT A


Portfolio/Class          Sales Charge    Distribution Fee    Shareholder Services Fee
---------------          ------------    ----------------    ------------------------

LaSalle Partners U.S.
Real Estate Fund

  Retail Class              None               0.25%                 0.15%

  Institutional Class       None               None                  None